EXHIBIT 99.1

Contacts:	Victor Alhadeff Chairman and CEO Briazz, Inc. 206-694-6350 victor@briazz.com

FOR IMMEDIATE RELEASE

Briazz Signs Agreement for $6.0 Million Financing
Deutsche Bank leads investor group

SEATTLE – May 29, 2003 – Briazz (NasdaqSC: BRZZ), the gourmet grab and go café chain, announced today that on May 28th, it entered into a Securities Purchase Agreement with Deutsche Bank, Briazz Venture, L.L.C., an affiliate of Flying Food Group, L.L.C, Spinnaker Investment Partners, L.P. and Delafield Hambrecht, Inc. (collectively, the “Investors”). Pursuant to the Securities Purchase Agreement, Briazz has agreed to sell senior secured non-convertible notes and shares of Series F convertible preferred stock for cash proceeds of approximately $3.4 million, conversion of approximately $2.5 million of securities previously issued to Briazz Venture and Spinnaker and conversion of debt owed to Delafield Hambrecht. The notes will bear interest at one month Libor plus 1%, mature on the second anniversary of the closing and be secured by a security interest in Briazz assets. The Series F preferred stock to be issued to the Investors will be convertible into shares of common stock equal to approximately 84% of the company’s outstanding common stock on a fully-diluted post-exercise basis with an exercise price of $0.10 per common share. Briazz has also agreed to issue additional Series F preferred stock to new and existing members of management equal to approximately 6% of the company’s outstanding common stock on a fully-diluted post-exercise basis. Closing of the transaction is subject to shareholder approval of the issuance of shares upon conversion of the Series F preferred stock and increase of the company’s authorized common stock.

“We are extremely pleased in the vote of confidence in Briazz reflected in this financing by Deutsche Bank, Flying Food, and Spinnaker Capital. We remain highly focused on creating shareholder value. With the signing of this financing, we can refocus all of energies on enriching the lives of our guests with great food and fabulous service”, said Victor D. Alhadeff, Chairman.

In connection with the financing, Briazz also intends to adopt a new stock option plan and grant stock options to new and existing members of management exercisable for approximately 6% of the company’s outstanding common stock on a fully-diluted basis.

As part of the financing transaction with the Investors, Briazz will grant to the Investors the right to designate five of seven directors. Of that number, Deutsche Bank has the right to designate two directors, Briazz Venture may designate two directors and Spinnaker may designate one director. While it is anticipated that the Investors will exercise these rights, the Investors have not yet informed Briazz whom each Investor intends to designate. Mr. Alhadeff will continue to serve as Chairman. The Investors will also receive registration rights covering the shares issuable upon conversion of the Series F preferred stock.

Briazz anticipates using the additional cash proceeds from the financing to reduce outstanding debt and general working capital.

None of the securities described herein have been registered under the Securities Act of 1933, as amended, and none of the securities described herein will be registered under the Securities Act. None of the securities described herein may be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer of any of the securities described herein in any jurisdiction.

About Briazz
With its first café opened in Seattle in 1995, Briazz now operates 45 cafés near heavy concentrations of office buildings in Chicago, Los Angeles, San Francisco and Seattle. Providing gourmet foods to on-the-go consumers through company-operated cafés, box lunch delivery, corporate accounts and selected wholesale accounts, Briazz features high quality, high taste sandwiches, soups and salads as well as baked goods, fruit and coffee.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments regarding the closing of the financing, use of proceeds from the financing, our plans regarding obtaining shareholder approval and the potential benefits of the financings. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, our ability to clear appropriate proxy materials with the SEC, and filing, clearing SEC comments with respect to the proposed registration statement relating to the financing, the ability of the investors to fund their obligations, the ability of the company to compete successfully, office occupancy, the ability of the company to maintain current café locations and secure new ones, food and labor costs, operation in only four geographic areas and reliance upon distributors and wholesale customers. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the section entitled “Risk Factors” in Item 1 of our report on Form 10-K, filed on March 31, 2003, and in other filings on file with the SEC, which risk factors are incorporated herein as though fully set forth. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

comments with respect to the proposed registration statement relating to the financing, the ability of the investors to fund their obligations, the ability of the company to compete successfully, office occupancy, the ability of the company to maintain current café locations and secure new ones, food and labor costs, operation in only four geographic areas and reliance upon distributors and wholesale customers. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the section entitled “Risk Factors” in Item 1 of our report on Form 10-K, filed on March 31, 2003, and in other filings on file with the SEC, which risk factors are incorporated herein as though fully set forth. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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